Exhibit 23.1

November 6, 2006

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.,
Washington DC 20549

Re: Ruby Creek Resources Inc., SB-2 Registration Statement

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement dated November 6, 2006, of the following:

  Our report to the Stockholders and Board of Directors of Ruby Creek Resources Inc. dated October 23, 2006 on the financial statements of the Company as at August 31, 2006 and the results of its operations and its cash flows and the changes in stockholders' equity for the period from May 3, 2006 (inception) through August 31, 2006.

In addition, we also consent to the reference to our firm included under the heading "Experts" in this Registration Statement.

Yours truly,

"DMCL"

Dale Matheson Carr-Hilton LaBonte LLP
"DMCL" Chartered Accountants
Vancouver, British Columbia